Exhibit 99.1

        News Release

Contact:     Media            Investors
Mike McCoy        Ankur Vyas
(404) 588-7230    (404) 813-6714

For Immediate Release
November 16, 2017

Steve Voorhees Appointed to SunTrust Board of Directors

ATLANTA - SunTrust Banks, Inc. (NYSE: STI) today announced that Steve Voorhees has been appointed to its board of directors, effective January 1, 2018.
“We welcome Steve to the board,” said William H. Rogers, Jr., SunTrust chairman and chief executive officer. “His experience and track record leading a complex, multinational organization will provide valuable perspectives to our board and benefit our clients, teammates and shareholders.”
Voorhees’ deep and varied business experience, including as a current CEO of a Fortune 500 company and his past experience as a CFO of a large, publicly-traded corporation, will provide significant leadership insight and extensive financial reporting and accounting expertise to the SunTrust board.
Voorhees is chief executive officer of WestRock, a leading provider of differentiated paper and packaging solutions with more than 45,000 employees and more than 300 operating and business locations in North America, South America, Europe and Asia.
Prior to his current role, Voorhees served in various executive leadership roles, including president and chief operating officer; executive vice president and chief financial officer; and chief administrative officer at WestRock and a predecessor, RockTenn. Before joining RockTenn, he was in operations and executive roles at Sonat Inc., a diversified energy company headquartered in Birmingham, Ala.

About SunTrust Banks, Inc.

SunTrust Banks, Inc. is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves.  Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale.  Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally.  As of September 30, 2017, SunTrust had total assets of $208 billion and total deposits of $163 billion.  The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services.  SunTrust leads onUp, a national movement inspiring Americans to build financial confidence.  Join the movement at onUp.com

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